UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549


				SCHEDULE 13G

		  Under the Securities Exchange Act of 1934

			      (Amendment No. 1)*



		Marlborough Software Development Holdings Inc.
			       (Name of Issuer)


		   Common Stock, par value $0.01 per share
			(Title of Class of Securities)


				  571038108
				(CUSIP Number)


			      August 20, 2013
	   (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).












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CUSIP No.  571038108		Schedule 13G			Page 2 of 12


1 NAMES OF REPORTING PERSONS

	Columbia Pacific Opportunity Fund, L.P.  (1)

IRS Identification No. of Above Person (entities only)
	20-8451143


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)   [ ]
(b)   [X]


3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Washington


		5 SOLE VOTING POWER
NUMBER OF		1,757,622  (2)
SHARES
BENEFICIALLY	6 SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7 SOLE DISPOSITIVE POWER
PERSON			1,757,622  (2)
WITH:
		8 SHARED DISPOSITIVE POWER
			0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,757,622


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	16.27%  (3)

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	PN



(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,757,622 shares of Common Stock owned by Columbia Pacific Opportunity Fund, L.P.

(3) Based on 10,801,609 shares of Common Stock outstanding as of August 12, 2013, as reported on the Company's Form 10-Q for the period ended June 30, 2013 as filed on August 14, 2013.

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CUSIP No.  571038108		Schedule 13G			Page 3 of 12


1 NAMES OF REPORTING PERSONS

	Columbia Pacific Advisors, LLC  (1)

IRS Identification No. of Above Person (entities only)
	20-8051301


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)   [ ]
(b)   [X]


3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Washington


		5 SOLE VOTING POWER
NUMBER OF		1,855,749  (2)
SHARES
BENEFICIALLY	6 SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7 SOLE DISPOSITIVE POWER
PERSON			1,855,749  (2)
WITH:
		8 SHARED DISPOSITIVE POWER
			0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,855,749


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	17.18%  (3)

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IA



(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,855,749 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 10,801,609 shares of Common Stock outstanding as of August 12, 2013, as reported on the Company's Form 10-Q for the period ended June 30, 2013 as filed on August 14, 2013.

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CUSIP No.  571038108		Schedule 13G			Page 4 of 12


1 NAMES OF REPORTING PERSONS

	Alexander B. Washburn  (1)



2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)   [ ]
(b)   [X]


3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America


		5 SOLE VOTING POWER
NUMBER OF		1,855,749  (2)
SHARES
BENEFICIALLY	6 SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7 SOLE DISPOSITIVE POWER
PERSON			1,855,749  (2)
WITH:
		8 SHARED DISPOSITIVE POWER
			0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,855,749


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	17.18%  (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN



(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,855,749 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 10,801,609 shares of Common Stock outstanding as of August 12, 2013, as reported on the Company's Form 10-Q for the period ended June 30, 2013 as filed on August 14, 2013.

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CUSIP No.  571038108		Schedule 13G			Page 5 of 12


1 NAMES OF REPORTING PERSONS

	Daniel R. Baty  (1)



2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)   [ ]
(b)   [X]


3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America


		5 SOLE VOTING POWER
NUMBER OF		1,855,749  (2)
SHARES
BENEFICIALLY	6 SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7 SOLE DISPOSITIVE POWER
PERSON			1,855,749  (2)
WITH:
		8 SHARED DISPOSITIVE POWER
			0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,855,749


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	17.18%  (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN



(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,855,749 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 10,801,609 shares of Common Stock outstanding as of August 12, 2013, as reported on the Company's Form 10-Q for the period ended June 30, 2013 as filed on August 14, 2013.

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CUSIP No.  571038108		Schedule 13G			Page 6 of 12


1 NAMES OF REPORTING PERSONS

	Stanley L. Baty  (1)



2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)   [ ]
(b)   [X]


3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America


		5 SOLE VOTING POWER
NUMBER OF		1,855,749  (2)
SHARES
BENEFICIALLY	6 SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7 SOLE DISPOSITIVE POWER
PERSON			1,855,749  (2)
WITH:
		8 SHARED DISPOSITIVE POWER
			0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,855,749


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	17.18%  (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN



(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,855,749 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 10,801,609 shares of Common Stock outstanding as of August 12, 2013, as reported on the Company's Form 10-Q for the period ended June 30, 2013 as filed on August 14, 2013.

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CUSIP No.  571038108		Schedule 13G			Page 7 of 12


1 NAMES OF REPORTING PERSONS

	Brandon D. Baty  (1)



2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)   [ ]
(b)   [X]


3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	United States of America


		5 SOLE VOTING POWER
NUMBER OF		1,855,749  (2)
SHARES
BENEFICIALLY	6 SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7 SOLE DISPOSITIVE POWER
PERSON			1,855,749  (2)
WITH:
		8 SHARED DISPOSITIVE POWER
			0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,855,749


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	17.18%  (3)


12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IN



(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,855,749 shares of Common Stock to which this Schedule 13G relates.

(3) Based on 10,801,609 shares of Common Stock outstanding as of August 12, 2013, as reported on the Company's Form 10-Q for the period ended June 30, 2013 as filed on August 14, 2013.

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CUSIP No.  571038108		Schedule 13G			Page 8 of 12


1 NAMES OF REPORTING PERSONS

	Columbia Pacific Partners Fund, Ltd.  (1)

IRS Identification No. of Above Person (entities only)
	98-1096412


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)   [ ]
(b)   [X]


3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION
	Washington


		5 SOLE VOTING POWER
NUMBER OF		98,127  (2)
SHARES
BENEFICIALLY	6 SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7 SOLE DISPOSITIVE POWER
PERSON			98,127  (2)
WITH:
		8 SHARED DISPOSITIVE POWER
			0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	98,127


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	[ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.91%  (3)

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	PN



(1) The filing of this joint Schedule 13G shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 98,127 shares of Common Stock owned by Columbia Pacific Partners Fund, Ltd.

(3) Based on 10,801,609 shares of Common Stock outstanding as of August 12, 2013, as reported on the Company's Form 10-Q for the period ended June 30, 2013 as filed on August 14, 2013.

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CUSIP No.  571038108		Schedule 13G			Page 9 of 12


Item 1.
   (a)  Name of Issuer:
	Marlborough Software Development Holdings Inc. (the "Company")

   (b)  Address of Issuer's Principal Executive Offices:
	500 Nickerson Road, Marlborough, Massachusetts  01752-4695


Item 2.
   (a)  Name of Person Filing:
	This Schedule 13G is being filed by Columbia Pacific Opportunity Fund, L.P., a Washington limited partnership (the "Opportunity Fund"); Columbia Pacific Partners Fund, Ltd., a Cayman Islands limited corpora-tion (the "Partners Fund" and, together with the Opportunity Fund, the "Funds"), Columbia Pacific Advisors, LLC, a Washington limited liability company (the "Adviser"), Alexander B. Washburn, Daniel R. Baty, Stanley
	L. Baty and Brandon D. Baty (each a "Reporting Person" & collectively the "Reporting Persons").


   (b) Address of Principal Business Office or, if none, Residence: Same The business address of the Reporting Persons is:
	1910 Fairview Avenue East Suite 200, Seattle, WA 98102-3620.

   (c)  Citizenship:
	The Opportunity Fund is a Washington limited partnership; the Partners Fund is a Cayman Islands limited corporation; the Adviser is a Washington limited liability company; Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty, and Brandon D. Baty are U.S. citizens.

   (d)	Title of Class of Securities:
	Shares of Common Stock, par value $0.01 per share (the "Common Stock")

   (e)	CUSIP Number:
	571038108


Item 3.	If this statement is filed pursuant to Sections 240.13d-1(b) or
	240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [X] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E); (for Columbia Pacific Advisors, LLC only)

(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) [X] A parent holding company or control person in accordance with Section
	240.13d-1(b)(1)(ii)(G)      (for Alexander B. Washburn,
	Daniel R. Baty, Stanley L. Baty and Brandon D. Baty only).
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CUSIP No.  571038108		Schedule 13G			Page 10 of 12

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J)

(k) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution



Item 4.	Ownership.

      As of the date hereof, the Reporting Persons may be deemed to beneficially own an aggregate of 1,855,749 shares of Common Stock, which constitutes 17.18% of the total number of shares of Common Stock outstanding as of August 12, 2013 as reported in the Company's Form 10-Q for the period ended June 30, 2013.

      The Adviser has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 1,855,749 shares of Common Stock to which this filing relates. See also Items 5 through 8 of the cover pages to this Schedule 13G with respect to this Item 4. Mr. Washburn, Mr. D. Baty and Mr. S. Baty serve as the managing members of the Adviser, which is primarily responsible for all investment decisions regarding the Funds' investment portfolio. Mr. B. Baty is a member of the Adviser. The shares of Common Stock reported herein are held in the portfolio of the Funds. Each of the Reporting Persons disclaims beneficial ownership over the securities reported herein except to the extent of such Reporting Persons' pecuniary interest therein.

      Neither the present filing nor anything contained herein shall be construed as an admission that the Reporting Persons constitute a "group" for any purpose and the Reporting Persons expressly disclaim membership in a group.



Item 5.	Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Instruction: Dissolution of a group requires a response to this item.



Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

     Each person for whom the Adviser acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock purchased or held pursuant to such arrangements.




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CUSIP No.  571038108		Schedule 13G			Page 11 of 12


Item 7.	Identification and Classification of the Subsidiary Which Acquired the
	Security Being Reported on by the Parent Holding Company

     Not applicable



Item 8.	Identification and Classification of Members of the Group

     Not applicable



Item 9.	Notice of Dissolution of Group

     Not applicable


Item 10. Certification

     By signing below the undersigned certify that, to the best of their know-ledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with, or as a participant in, any transaction having that purpose or effect.






























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CUSIP No.  571038108		Schedule 13G			Page 12 of 12


				SIGNATURES

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 22, 2013		COLUMBIA PACIFIC OPPORTUNITY FUND, L.P. (1)
				By:  	Columbia Pacific Advisors, LLC
					General Partner


					/s/ Alexander B. Washburn
				Name:  	Alexander B. Washburn
				Title: 	Managing Member



Dated:  August 22, 2013		COLUMBIA PACIFIC ADVISORS, LLC (1)

					/s/ Alexander B. Washburn
				By: 	Alexander B. Washburn
				Title: 	Managing Member



Dated:  August 22, 2013			/s/ Alexander B. Washburn
					Alexander B. Washburn  (1)


Dated:  August 22, 2013			/s/ Daniel R. Baty
					Daniel R. Baty  (1)


Dated:  August 22, 2013			/s/ Stanley L. Baty
					Stanley L. Baty  (1)


Dated:  August 22, 2013			/s/ Brandon D. Baty
					Brandon D. Baty  (1)


Dated:  August 22, 2013		COLUMBIA PACIFIC PARTNERS FUND, Ltd. (1)
				By:  	Columbia Pacific Advisors, LLC
					Investment Manager

					/s/ Alexander B. Washburn
				Name:  	Alexander B. Washburn
				Title: 	Managing Member



(1) This Amendment is being filed jointly by the Funds, the Adviser, Alexander
B. Washburn, Daniel R. Baty, Stanley L. Baty and Brandon D. Baty pursuant to the Joint Filing Agreement dated February 14, 2013 and included with the signature page to the Funds' Schedule 13G with respect to the Company filed on February 14, 2013 and incorporated by reference herein.